Exhibit 2.2

Western Energy Services Corp.

Consolidated Financial Statements

December 31, 2021 and 2020

Management’s Responsibility

To the Shareholders of Western Energy Services Corp.:

The accompanying consolidated financial statements have been prepared by management and approved by the Board of Directors of Western Energy Services Corp. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and, where appropriate, reflect management’s best estimates and judgments. Management is responsible for the accuracy, integrity and objectivity of the consolidated financial statements.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Audit Committee is appointed by the Board of Directors, with all of its members being independent directors. The Audit Committee meets with management, as well as with the external auditors, to satisfy itself that management is properly discharging its financial reporting responsibilities and to review the consolidated financial statements and the auditor’s report. The Audit Committee reports its findings to the Board of Directors for consideration in approving the consolidated financial statements for presentation to the shareholders. The external auditors have direct access to the Audit Committee of the Board of Directors.

The consolidated financial statements have been audited independently by Deloitte LLP on behalf of Western Energy Services Corp. in accordance with Canadian generally accepted auditing standards. Their report outlines the nature of their audit and expresses their opinion on the consolidated financial statements.

“Signed”	“Signed”
Alex R.N. MacAusland	Jeffrey K. Bowers
President &	Senior Vice President, Finance,
Chief Executive Officer	Chief Financial Officer & Corporate Secretary

March 24, 2022

INDEPENDENT AUDITOR’S REPORT

Page 1 placeholder

INDEPENDENT AUDITOR’S REPORT

Page 2 placeholder

INDEPENDENT AUDITOR’S REPORT

Page 3 placeholder

INDEPENDENT AUDITOR’S REPORT

Page 4 placeholder

Western Energy Services Corp.

Consolidated Balance Sheets

(thousands of Canadian dollars)

The accompanying notes are an integral part of these consolidated financial statements.

Approved on behalf of the Board of Directors:

“Signed”	“Signed”
Ronald P. Mathison	John R. Rooney
Director, Chairman of the Board	Director, Chairman of the Audit Committee

Western Energy Services Corp.

Consolidated Statements of Operations and Comprehensive Income (Loss)
(thousands of Canadian dollars except share and per share amounts)

The accompanying notes are an integral part of these consolidated financial statements.

Western Energy Services Corp.

Consolidated Statements of Changes in Shareholders’ Equity

(thousands of Canadian dollars)

The accompanying notes are an integral part of these consolidated financial statements.

Western Energy Services Corp.

Consolidated Statements of Cash Flows
(thousands of Canadian dollars)

The accompanying notes are an integral part of these consolidated financial statements.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

1.	Reporting entity:

Western Energy Services Corp. (“Western”) is a company domiciled in Canada. The address of the head office is 1700, 215 - 9th Avenue SW, Calgary, Alberta. Western is a publicly traded company that is listed on the Toronto Stock Exchange (“TSX”) under the symbol “WRG”. These consolidated financial statements as at and for the years ended December 31, 2021 and 2020 (the “Financial Statements”) are comprised of Western, its divisions and its wholly owned subsidiaries (together referred to as the “Company”). The Company is an oilfield service company providing contract drilling services through its division, Horizon Drilling (“Horizon”) in Canada, and its wholly owned subsidiary, Stoneham Drilling Corporation (“Stoneham”) in the United States. Western provides well servicing and oilfield rental equipment services in Canada through its wholly owned subsidiary Western Production Services Corp. (“Western Production Services”). Western Production Services’ division, Eagle Well Servicing (“Eagle”) provides well servicing operations, while its division, Aero Rental Services (“Aero”) provides oilfield rental equipment services. Financial and operating results for Horizon and Stoneham are included in Western’s contract drilling segment, while financial and operating results for Eagle and Aero are included in Western’s production services segment.

2.	Basis of preparation and significant accounting policies:

(a) Statement of compliance:

These Financial Statements have been prepared using accounting policies consistent with International Financial Reporting Standards (“IFRS”).

Preparation of these Financial Statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity and areas where assumptions and estimates are significant to these Financial Statements are disclosed in Note 4.

These Financial Statements were approved for issuance by Western’s Board of Directors on March 24, 2022.

(b)	Basis of measurement:

The consolidated Financial Statements have been prepared using the historical cost basis except as described in the Company’s accounting policies in Note 3.

(c)	Functional and presentation currency:

These Financial Statements are presented in Canadian dollars, which is Western’s functional currency.

3.	Significant accounting policies:

The significant accounting policies set out below have been applied consistently to all periods presented in these Financial Statements, unless otherwise indicated.

(a)	Basis of consolidation:

These Financial Statements include the accounts of Western and its subsidiaries, which are entities over which Western has control. Control exists when Western has the power, directly or indirectly, to direct the relevant activities of an entity so as to obtain benefit from its activities. The financial results of Western’s subsidiaries are included in the Financial Statements from the date that control commenced until the date that control ceases. The accounting policies of Western’s subsidiaries have been aligned with the policies adopted by Western. When Western ceases to control a subsidiary, the financial statements of that subsidiary are de-consolidated.

Inter-company balances and transactions, and any income and expenses arising from inter-company transactions, have been eliminated in these Financial Statements.

A portion of the Company’s operations are conducted through arrangements where the Company and a third party each have a 50% interest. Based on the criteria outlined in IFRS 10, Consolidated Financial Statements, the Company determined that, for financial reporting purposes, the Company has control of these arrangements. As a result, the Company fully consolidates the arrangements and has recorded a non-controlling interest in equity and net income (loss).

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

3.	Significant accounting policies (continued):

(b)	Foreign currency transactions and operations:

The Canadian dollar is Western’s functional and presentation currency. Each of the Company’s subsidiaries’ functional currency is determined individually and items included in the financial statements of each subsidiary are measured using that functional currency. Transactions in foreign currencies are translated to the respective functional currencies of Western and its subsidiaries at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the exchange rate in effect on the balance sheet date with any resulting foreign exchange gain or loss recognized in net income (loss). Non-monetary items measured in terms of historical cost in a foreign currency are translated using the exchange rate in effect on the date of the transaction. Foreign currency gains and losses on transactions are reported on a net basis and recognized in other items within net income (loss).

The Company’s foreign operations are conducted through Stoneham, which has a US dollar functional currency. For the purposes of presenting the Financial Statements, the assets and liabilities of this foreign operation are translated to Canadian dollars using exchange rates in effect on the balance sheet date. Income and expenses are translated at the average exchange rate for the period. Exchange differences arising from this translation are recognized in other comprehensive income (loss).

(c)	Business combinations:

The Company uses the acquisition method to account for business combinations. The Company measures goodwill as the fair value of the consideration transferred, less the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a gain on acquisition is recognized immediately in net income (loss).

Goodwill is allocated as of the date of the business combination to the Company’s operating segments that are expected to benefit from the business combination and represents the lowest level within the entity at which the goodwill is monitored for internal management purposes, which can be no higher than the operating segment level. Goodwill is not amortized and is tested for impairment annually. Additionally, goodwill is reviewed at each reporting date to determine if events or changes in circumstances indicate that the asset might be impaired, in which case an impairment test is performed. Goodwill is measured at cost less accumulated impairment losses.

Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred and recognized in other items within net income (loss).

(d)	Financial instruments:

All financial instruments are measured at fair value upon initial recognition of the transaction. Measurement in subsequent periods is dependent on whether the instrument is classified as “amortized cost”, “fair value through profit or loss” or “fair value through other comprehensive income”.

The Company derecognizes a financial asset when the contractual right to the cash flows from the asset expires, or it transfers the right to receive the contractual cash flows from the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Financial assets and liabilities are offset and the net amount presented in the balance sheet when the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The Company has the following financial assets and liabilities recognized at amortized cost:

Cash and cash equivalents are initially recognized at fair value and are subsequently measured at amortized cost with changes therein recognized in net income (loss).

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

3. Significant accounting policies (continued):

The Company’s trade and other receivables are classified under the amortized cost category and are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value, adjusted for any directly attributable transaction costs. Subsequent to initial recognition, trade and other receivables are measured at amortized cost using the effective interest method, less any impairment losses.

Trade payables and other current liabilities, lease obligations, the Second Lien Facility, the HSBC Facility, and Credit Facilities are classified under the amortized cost category. Financial liabilities are recognized initially at fair value net of any directly attributable transaction costs. Financial liabilities, including the Second Lien Facility and the HSBC Facility are subsequently measured at amortized cost using the effective interest method. Transaction costs incurred with respect to the Credit Facilities are deferred and amortized using the straight line method over the term of the facility. The asset is recognized in other assets on the balance sheet while the amortization is included in finance costs within net income (loss). Transaction costs related to undrawn term loans are recognized in deferred charges until the term loan is drawn. Subsequent to drawing on the term loan, transaction costs are netted against the term loan and amortized using the effective interest method.

(e)	Cash and cash equivalents:

Cash and cash equivalents are comprised of cash balances and short term investments with original maturities of three months or less.

(f)	Property and equipment:

Property and equipment is measured at cost less accumulated depreciation and accumulated impairment.

Cost includes expenditures that are directly attributable to the acquisition of the asset and bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

The cost of self-constructed assets includes the cost of materials and direct labour as well as any other costs directly attributable to bringing the assets to a working condition for their intended use.

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are included in the cost of those assets, until such time as the assets are substantially available for their intended use. All other borrowing costs are recognized in net income (loss) in the period incurred.

The cost of replacing a part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company, and its cost can be measured reliably. Costs associated with certifications and overhauls of drilling and well servicing rigs are capitalized and depreciated over the anticipated period between certifications, while the carrying amount of a replaced part, previous certification or overhaul is derecognized and recorded as a loss in net income (loss) as incurred. The costs of day-to-day servicing of property and equipment (i.e. repairs and maintenance) are recognized in net income (loss) as incurred.

Property and equipment is depreciated on a straight line basis. A summary of the expected life and residual values for the Company’s property and equipment as at December 31, 2021 and 2020 is as follows:

	Expected Life	Residual values
Buildings	25 years	-
Drilling rigs and related equipment:
Drilling rigs	8 to 25 years	10%
Drill pipe	5 to 8 years	-
Major inspections and overhauls	3 to 5 years	-
Well servicing rigs and related equipment	12 to 25 years	10%
Ancillary drilling and well servicing equipment	5 to 15 years	-
Rental equipment	1 to 30 years	-
Shop and office equipment	1 to 10 years	-
Vehicles	3 years	20%

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

3. Significant accounting policies (continued):

Depreciation is calculated based on the cost of the asset, less its estimated residual value. Depreciation is recognized in net income (loss) on a straight line basis over the estimated useful lives of each class of asset. Leased assets are depreciated over the shorter of the lease term and their estimated useful lives unless it is reasonably certain that the Company will obtain ownership at the end of the lease term, in which case, the estimated useful life of the asset is used. Land is not depreciated. Depreciation methods, useful lives and residual values are reviewed at least annually and adjusted if appropriate.

An item of property and equipment is derecognized when it is either disposed of or when it is determined that no further economic benefit is expected from the item’s future use or disposal and as such is decommissioned. Losses realized on decommissioned assets are recognized in net income (loss) upon derecognition. Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal, less associated costs of disposal, with the carrying amount of property and equipment, and are recognized in other items within net income (loss).

(g)	Inventory:

Inventory is primarily comprised of operating supplies and is measured at the lower of cost and net realizable value. Inventory is charged to operating expenses as items are consumed using the weighted average cost method.

(h)	Impairment:

(i)	Financial assets:

Financial assets are assessed at each reporting date to determine whether there is evidence that they are impaired. A financial asset is impaired if evidence indicates a loss event has occurred after the initial recognition of the asset, and the loss event had a negative effect on the estimated future cash flows of the asset that can be estimated reliably.

(ii)	Non-financial assets:

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is an indication of impairment. If an indication exists, then the asset’s carrying amount is assessed for impairment.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). An impairment is recognized in net income (loss) if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing fair value less costs to sell, the Company must estimate the price that would be received to sell the asset or CGU less any incremental costs directly attributable to the disposal. In assessing value in use, the estimated cash flows are discounted to their present value using an appropriate discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

Impairments recognized in prior periods are assessed at each reporting date for indications that the impairment has decreased or no longer exists. An impairment is reversed if there has been a change in the estimates used to determine the recoverable amount and the decrease in impairment can be objectively related to an event occurring after the impairment was recognized. An impairment is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment had been recognized. Such reversal is recognized in net income (loss).

(i)	Employee benefits:

(i)	Short-term employee benefits:

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

3.	Significant accounting policies (continued):

(ii)	Stock based compensation awards:

Stock based compensation expense relates to stock options as well as cash and equity settled restricted share units (“RSUs”). The grant date fair values of stock option and equity settled RSUs granted are recognized as an expense, with a corresponding increase in contributed surplus in equity, over the vesting period.

The amount recognized as an expense is based on the estimate of the number of awards expected to vest, which is revised if subsequent information indicates that actual forfeitures are likely to differ from the estimate. Upon exercise of stock options, the consideration paid by the holder is included in share capital and the related contributed surplus associated with the stock options exercised is reclassed into share capital. Upon vesting of equity settled RSUs, the related contributed surplus associated with the RSU is reclassified into share capital.

For cash settled RSUs, the fair value of the RSUs is recognized as stock based compensation expense, with a corresponding increase in accrued liabilities over the vesting period. The amount recognized as an expense is based on the estimate of the number of RSUs expected to vest. Cash settled RSUs are measured at their fair value at each reporting period on a mark-to-market basis. Upon vesting of the cash settled RSUs, the liability is reduced by the cash payout.

(j)	Revenue:

A portion of the Company’s revenue is generated from contracts with its customers. Long term contracts, as well as short term contracts, are common in the contract drilling segment, whereas the Company’s production services segment typically does not have long term contracts. In the production services segment, master service agreements may be signed with Western’s customers, however there typically is no commitment for a specific term or number of service rig hours. Long term contracts are those contracts with an initial term greater than one year. Segmented disclosures are included in Note 5, disaggregating revenue by geographic area and by operating segment.

Similar to revenue on short term or spot market contracts, the Company satisfies its performance obligations related to its long term contracts as the Company provides its services on a per billable day or hourly basis. As days are worked on the customer’s contract, the Company satisfies its performance obligation to the customer and recognizes revenue. The Company has elected to use the practical expedient under IFRS 15, paragraph B16, as the Company invoices its customers on a per day or per hour basis that directly corresponds with the value received by the customer. Revenue is therefore recognized on a per day or per hour basis, for both drilling and rig mobilization days. Should the customer terminate a long term drilling contract early, the Company may be entitled to shortfall commitment revenue on the contract. The Company recognizes shortfall commitment revenue when payment from the customer is certain. At the inception of a contract, an estimate for shortfall commitment revenue is not recognized, as the Company expects the customer to use its services for the full term of the contract. As a result, determining when to recognize shortfall commitment revenue requires judgment to ensure that revenue is recognized when the performance obligation has been satisfied and collectability assured.

(k)	Lease assets and obligations:

Lease assets:

The Company has lease agreements for items including office space, vehicles, shops and office equipment which qualify as leased assets under IFRS 16, Leases.

At the inception of an arrangement, the Company determines whether such an arrangement is or contains a lease under IFRS 16. An agreement which results in the Company having the right to control the use of an asset over a period of time with set payments is considered a lease. Lease assets, or right of use assets, are capitalized at the date the lease commences and are comprised of the initial lease liability, less any lease incentives received. Depreciation is calculated based on the initial cost of the asset and recognized in net income (loss) on a straight line basis over the estimated useful life of the lease. The lease assets are included in property and equipment on the consolidated balance sheets and segregated in Note 8.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

3. Significant accounting policies (continued):

Lease obligations:

IFRS 16 requires the Company to make judgments that affect the valuation of lease obligations and the corresponding lease assets, including whether a contract falls within the scope of IFRS 16, the term of the lease, and determining the interest rate used for discounting future cash flows. The lease obligations, and the corresponding lease assets, at inception of the agreement are measured at the present value of the fixed lease payments, discounted using the Company’s incremental borrowing rate at the inception of the agreement.

Finance costs are allocated to each period during the lease term using the effective interest rate method. Lease modifications, where the scope increases in exchange for additional corresponding consideration, are accounted for as a separate lease. For a lease modification that is not a separate lease or where the increase in consideration is not correlated with a change in the scope of the lease, at the effective date of the lease modification, the Company will remeasure the lease liability using the Company’s incremental borrowing rate, with a corresponding adjustment to the right of use asset. The lease term includes the non-cancellable period of the lease agreement and periods covered by any option to renew, where it is reasonably certain that the option will be exercised.

(l)	Finance income and finance costs:

Finance income comprises interest income on cash and cash equivalent balances. Interest income is recognized as it accrues in net income (loss).

Finance costs comprise interest expense on borrowings and costs associated with securing debt instruments. Borrowing costs that are not directly attributable to the acquisition or construction of a qualifying asset are recognized in net income (loss) when incurred.

Warrants issued in conjunction with long term debt financings are included in deferred charges at their grant date fair value and amortized over the life of the warrant as a finance cost.

(m)	Income tax:

Income tax expense is comprised of current and deferred income taxes. Income tax is recognized in net income (loss) and other comprehensive income (loss) except to the extent that it relates to items recognized in equity on the consolidated balance sheets.

Current income tax is calculated using tax rates which are enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulations are subject to interpretation. It establishes provisions on the basis of amounts expected to be paid to taxation authorities.

Deferred income taxes are recognized, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the respective entity’s financial statements.

Deferred income taxes are determined using tax rates which are enacted or substantively enacted at the end of the reporting period and are expected to apply when the related deferred income tax asset is realized, or the deferred income tax liability is settled.

Deferred tax liabilities are recognized for all taxable temporary differences.

Deferred tax assets are recognized to the extent it is probable that taxable profits will be available against which the deductible balances can be utilized. All deferred tax assets are analyzed at each reporting period and reduced to the extent that it is no longer probable that the asset will be recovered.

(n)	Earnings per share:

The Company presents basic and diluted earnings per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the Company’s net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted EPS is determined by adjusting the Company’s net income and the weighted average number of common shares outstanding for the effects of all potentially dilutive common shares, which comprise equity settled RSUs and in-the-money stock options. Diluted EPS is calculated using the treasury stock method where the deemed proceeds from the exercise of stock options and the associated unrecognized stock based compensation expense are considered to be used to reacquire common shares at the average common share price for the reporting period. The average market value of Western’s common shares for purposes of calculating the dilutive effect of stock options and warrants are based on quoted market prices for the period during which the options or warrants were outstanding in the reporting period.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

3. Significant accounting policies (continued):

(o)	Operating segment reporting:

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other operating segments. All operating segments’ results are reviewed regularly by the Company’s President & Chief Executive Officer and Senior Vice President, Finance, Chief Financial Officer & Corporate Secretary (“Executive Management”), to make decisions about resources to be allocated to the operating segment and assess its performance.

Operating segment results that are reported to Executive Management include items directly attributable to an operating segment as well as those that can be allocated on a reasonable basis. The Company’s operating segments are defined in Note 5.

(p)	Government grants:

In response to the COVID-19 pandemic and emergency measures, such as lockdowns, governments established various programs to assist companies. Management determined that the Company qualified for certain programs and recognizes such government grants when there is reasonable assurance the grant will be received. Under IAS 20 – Accounting for Government Grants and Disclosure of Government Assistance, the Company may recognize grant amounts as either other income or as a reduction of the expenses related to the grant.

Canada Emergency Wage Subsidy (“CEWS”):

For the year ended December 31, 2021, the Company has recorded $8.6 million (December 31, 2020: $8.2 million) related to the CEWS from the Government of Canada. The CEWS relates to operating and administrative expenses and recognized a reduction of these expenses as follows:

Canada Emergency Rent Subsidy (“CERS”):

For the year ended December 31, 2021, the Company has recorded $0.8 million (December 31, 2020: $0.3 million) related to the CERS from the Government of Canada. The CERS relates to eligible expenses such as rent and operating costs for the Company’s leased properties, some of which had been capitalized as assets under IFRS 16, Leases. The Company recognized a reduction of operating expenses and a reduction of depreciation expense related to IFRS 16 related assets as follows:

Both the CEWS and CERS programs ended in October 2021.

US Paycheck Protection Plan (“PPP”):

At December 31, 2021 and 2020, the Company had US$1.8 million outstanding related to a PPP loan. Interest and principal is payable over the term of the loan, at a rate of 1% per annum, with the balance due at maturity on July 23, 2025, as described in Note 10.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

3.	Significant accounting policies (continued):

(q)	New interpretations and amendments not yet adopted:

A number of interpretations are not yet effective for the year ended December 31, 2021 and have not been applied in preparing these Financial Statements. The Company does not expect these changes to have a significant impact on its financial statements.

4.	Critical accounting estimates:

The preparation of the Financial Statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies (described in Note 3) and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

In March 2020, the World Health Organization declared a global pandemic as a result of the COVID-19 outbreak, which led to demand destruction worldwide as countries implemented emergency measures such as lockdowns, to prevent the spread of the COVID-19 virus. The significant decrease in global demand for crude oil, coupled with an international price war in 2020, resulted in historical lows and increased volatility in crude oil prices in 2020. The current economic environment in 2021 has improved and while the ongoing pandemic continues to add market uncertainty, the economy has improved following the lifting of government restrictions and the rollout of COVID-19 vaccines around the globe with their resulting impact on the economy and international markets. The pandemic and volatility in global demand results in uncertainty for the Company which management took into consideration when applying judgments to estimates and assumptions in these Financial Statements. However, the current market conditions have increased the uncertainty specifically relating to, but not limited to, assumptions used in calculating the recoverable amounts of the Company’s CGUs in its impairment assessment, as well as increased risk of non-payment of trade receivables is what management considers material.

A number of the Company’s accounting policies and disclosures require key assumptions concerning the future and other estimates that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities or disclosures within the next fiscal year. Where applicable, further information about the assumptions made is disclosed in the notes specific to that asset or liability. The critical accounting estimates and judgments set out below have been applied consistently to all periods presented in these Financial Statements.

(a)	Impairment:

An evaluation of whether or not an asset is impaired involves consideration of whether indicators of impairment exist. Factors which could indicate impairment exists include: significant underperformance of an asset relative to historical or projected operating results, significant changes in the manner in which an asset is used or in the Company’s overall business strategy, the carrying amount of the net assets of the entity being more than its market capitalization or significant negative industry or economic trends. In some cases, these events are clear. However, in many cases, a clearly identifiable event indicating possible impairment does not occur. Instead, a series of individually insignificant events occur over a period of time leading to an indication that an asset may be impaired. Events can occur in these situations that may not be known until a date subsequent to their occurrence. Management continually monitors the Company’s operating segments, the markets, and the business environment, and makes judgments and assessments about conditions and events in order to conclude whether there are indications of impairment.

When there is an indicator of impairment, the recoverable amount of the asset is estimated to determine the amount of impairment, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the CGU to which the asset belongs. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The determination of CGUs is based on management judgment.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

4. Critical accounting estimates (continued):

The recoverable amount for property and equipment is the higher of fair value less costs to sell and value in use. In assessing fair value less costs to sell, the Company must estimate the price that would be received to sell the asset or CGU less any incremental costs directly attributable to the disposal. In assessing value in use, the estimated cash flows are discounted to their present value using an appropriate discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. Arriving at the estimated future cash flows involves significant judgments, estimates and assumptions, including those associated with the future cash flows of the CGU, determination of the CGU and discount rates.

If indicators conclude that the asset is no longer impaired or that its impairment has decreased, the Company will reverse impairments on assets only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Impairment losses on goodwill are not reversed. Similar to determining if an impairment exists, judgment is required in assessing if a reversal of an impairment is required.

(b)	Property and equipment:

Property and equipment is depreciated over the estimated useful life of the asset to the asset’s estimated residual value as determined by management. All estimates of useful lives and residual values are set out in Note 3 (f). Assessing the reasonableness of the estimated useful life, residual value and the appropriate depreciation methodology requires judgment and is based on management’s experience and knowledge of the industry. Additionally, when determining to decommission an asset, future utilization and economic conditions are considered based on management’s experience and knowledge of the industry and requires management’s judgment.

(c)	Income taxes:

Preparation of the Financial Statements involves determining an estimate of, or provision for, income taxes in each of the jurisdictions in which the Company operates. The process also involves making an estimate of taxes currently payable and taxes expected to be payable or recoverable in future periods, referred to as deferred taxes. Deferred taxes result from the effects of temporary differences due to items that are treated differently for tax and accounting purposes. The tax effects of these differences are reflected in the consolidated balance sheets as deferred tax assets and liabilities.

An assessment must also be made to determine the likelihood that the Company’s future taxable income will be sufficient to permit the recovery of deferred income tax assets. To the extent that such recovery is not probable, recognized deferred tax assets must be reduced. Judgment is required in determining the provision for income taxes and recognition of deferred tax assets and liabilities. Management must also exercise judgment in its assessment of continually changing tax interpretations, regulations and legislation, to ensure deferred tax assets and liabilities are complete and fairly presented. The effects of differing assessments and applications could be material.

5.	Operating segments:

The Company operates in the oilfield service industry through its contract drilling and production services segments in both Canada and the United States. Contract drilling includes drilling rigs along with related ancillary equipment and provides services to crude oil and natural gas exploration and production companies. Production services includes well servicing rigs and related equipment, as well as oilfield rental equipment and provides services to crude oil and natural gas exploration and production companies and in the case of oilfield rental equipment, to other oilfield service companies.

The Company’s President & Chief Executive Officer and Senior Vice President, Finance, Chief Financial Officer & Corporate Secretary (“Executive Management”) review internal management reports for these operating segments on at least a monthly basis.

Information regarding the results of the operating segments is included below. Performance is measured based on operating earnings (loss), as included in internal management reports. Operating earnings (loss) is used to measure performance as management believes that such information is the most relevant in evaluating the results of certain operating segments relative to other entities that operate within these industries. Operating earnings (loss) is calculated as revenue less operating expenses, administrative expenses, and depreciation.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

5.	Operating segments (continued):

The following is a summary of the Company’s results by operating segment for the years ended December 31, 2021 and 2020:

Total assets and liabilities by operating segment are as follows:

A reconciliation of operating income (loss) to income (loss) before income taxes by operating segment is as follows:

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

5.	Operating segments (continued):

Segmented information by geographic area is as follows:

Revenue from contracts:

For the year ended December 31, 2021, the Company’s revenue from long term and short term contracts in the contract drilling segment totaled $2.5 million and $76.8 million respectively (year ended December 31, 2020: $15.6 million and $46.4 million, respectively).

For the years ended December 31, 2021 and 2020, the Company had no revenue from long term contracts in the production services segment.

Significant customers:

For the years ended December 31, 2021 and 2020, the Company had no customers comprising 10.0% or more of the Company’s total revenue.

6.	Trade and other receivables:

The Company’s trade and other receivables as at December 31, 2021 and 2020 are as follows:

The Company’s exposure to credit risk related to trade and other receivables is disclosed in Note 18.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

7.	Other Assets:

The Company’s other assets as at December 31, 2021 and 2020 are as follows:

8.	Property and equipment:

The following table summarizes the Company’s property and equipment as at December 31, 2021 and 2020:

Land		Buildings		Contract drilling equipment		Production services equipment		Office and shop equipment		Finance lease assets	Total
Cost:													
Balance at December 31, 2019	$	5,089	$	4,396	$	800,327	$	204,268	$	13,053	$	14,257	$ 1,041,390
Additions		-		-		2,019		702		67		-	2,788
Lease additions		-		-		-		-		-		189	189
Disposals		-		-		(174)		(567)		(19)		(808)	(1,568)
Foreign exchange adjustment		-		-		(3,485)		(83)		(16)		(17)	(3,601)
Balance at December 31, 2020		5,089		4,396		798,687		204,320		13,085		13,621	1,039,198
Additions to property and equipment		-		-		5,099		1,604		163		-	6,866
Lease additions		-		-		-		-		-		1,791	1,791
Disposals		-		-		(2,855)		(6,194)		(525)		(2,379)	(11,953)
Foreign exchange adjustment		-		-		(733)		(48)		(10)		(14)	(805)
Balance at December 31, 2021	$	5,089	$	4,396	$	800,198	$	199,682	$	12,713	$	13,019	$ 1,035,097
Accumulated depreciation:													
Balance at December 31, 2019	$	-	$	2,702	$	406,678	$	106,012	$	10,486	$	4,460	$ 530,338
Depreciation(1)		-		134		34,395		10,131		922		2,907	48,489
Impairment on property and equipment		-		-		9,500		2,000		-		-	11,500
Disposals		-		-		(142)		(497)		(19)		(547)	(1,205)
Foreign exchange adjustment		-		-		(1,875)		(46)		(17)		(26)	(1,964)
Balance at December 31, 2020		-		2,836		448,556		117,600		11,372		6,794	587,158
Depreciation(1)		-		134		30,321		9,258		721		1,968	42,402
Disposals		-		-		(2,834)		(3,804)		(516)		(2,262)	(9,416)
Foreign exchange adjustment		-		-		(256)		(20)		(9)		(7)	(292)
Balance at December 31, 2021	$	-	$	2,970	$	475,787	$	123,034	$	11,568	$	6,493	$ 619,852
Carrying amounts:													
At December 31, 2020	$	5,089	$	1,560	$	350,131	$	86,720	$	1,713	$	6,827	$ 452,040
At December 31, 2021	$	5,089	$	1,426	$	324,411	$	76,648	$	1,145	$	6,526	$ 415,245

(1) Excludes a credit to depreciation expense of $0.4 million (December 31, 2020: $0.2 million) associated with the CERS as described in Note 3 (p).

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

8.	Property and equipment (continued):

Assets under construction:

Included in property and equipment at December 31, 2021 are assets under construction of $1.3 million (December 31, 2020: $0.6 million) which includes ancillary drilling and well servicing equipment.

Impairment Testing:

As at December 31, 2021, the Company reviewed for indicators of impairment since its last test which was performed on December 31, 2020. Based on this review as at December 31, 2021, it was determined that there were no additional indicators of impairment since the last test performed.

As at March 31, 2020, impairment indicators were identified related to the volatility of crude oil prices and uncertainty of demand as a result of the COVID-19 pandemic, as well as the carrying amount of the Company’s net assets being greater than its market capitalization. As such, the Company performed an impairment analysis on each of its CGUs. These CGUs are based on contract drilling rigs, well servicing rigs and oilfield rental equipment within the Company’s contract drilling and production services operating segments.

As at March 31, 2020, the recoverable amounts allocated to these CGUs were determined from a fair value less costs to sell cash flow projection based on historical results, recent industry conditions and the Company’s most recent 2020 forecast. Cash flow projections for 2021 to 2024 assumed a gradual increase in activity, however remained below historical levels. Cash flow projections thereafter were calculated using a 2% inflationary growth rate. For the purposes of completing the impairment analysis on the contract drilling CGU, assumptions were made relating to average contract drilling utilization, which ranged from approximately 12% to 60% per year. For the purposes of completing the impairment analysis on the well servicing CGU, assumptions were made relating to average well servicing utilization, which ranged from approximately 19% to 55% per year.

Cash flow projections were based on the average remaining economic life of the CGUs ranging from 7 to 15 years. Salvage values were based on management’s best estimate, ranged between 0% and 20%, and included costs of disposal of 2%.

The forecasted cash flows were based on management’s best estimates of asset utilization, pricing for available equipment, costs to maintain that equipment and an after tax discount rate of 13.0% per annum.

As at March 31, 2020, the results of the tests performed indicated an impairment of property and equipment of $11.5 million, with $9.5 million and $2.0 million related to the contract drilling and oilfield rental equipment CGUs respectively. There was no impairment in the well servicing CGU.

The property and equipment impairments recorded in the first quarter of 2020, were due to the significant decrease in demand and volatile economic conditions associated with the COVID-19 pandemic and international price war, which resulted in significant reductions or cancellations to the capital spending plans for Western’s customers, and a reduced outlook for oilfield service activity.

As at December 31, 2020, impairment indicators were identified related to the volatility of crude oil prices and uncertainty of demand as a result of the COVID-19 pandemic and the related vaccine rollout, as well as the carrying amount of the Company’s net assets being greater than its market capitalization. As such, the Company performed an impairment analysis on each of its CGUs at December 31, 2020. The results of the tests indicated no further impairment of property and equipment related to the contract drilling, well servicing, or oilfield rental equipment CGU’s at December 31, 2020.

9.	Trade payables and other current liabilities:

Trade payables and current liabilities as at December 31, 2021 and 2020 are as follows:

The Company’s exposure to foreign exchange and liquidity risk related to trade payables and other current liabilities is disclosed in Note 18.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

10.	Long term debt:

This note provides information about the contractual terms of the Company’s long term debt instruments.

Credit Facilities:

On December 31, 2020, the Company amended the terms and extended the maturity of the $50.0 million syndicated revolving credit facility (the “Revolving Facility”) and the $10.0 million committed operating facility (the “Operating Facility” and together the “Credit Facilities”) to July 1, 2022.

Advances under the Credit Facilities are limited by the Company’s borrowing base. Under the amended Credit Facility, the borrowing base is determined as follows:

•	85% of investment grade accounts receivable; plus

•	75% of non-investment grade accounts receivable; plus

•	The lessor of:

(i)	66 2/3% of the total Credit Facilities;

(ii)	25% of the net book value of property and equipment; or

(iii)	40% of appraised net orderly liquidation value of property and equipment; less

•	All due and payable but unpaid statutory source deductions, unpaid wages, vacation pay and other compensation for services rendered, and any other claims ranking in priority.

As at December 31, 2021, the Company was in compliance with its borrowing base requirement, as its $8.0 million Credit Facility draw was less than the maximum amount calculated under the borrowing base.

Amounts borrowed under the Credit Facilities bear interest at the bank’s Canadian prime rate, or the banker’s acceptance rate plus an applicable margin depending, in each case, on the ratio of Consolidated Debt to Consolidated EBITDA as defined by the Credit Facilities agreement. The Credit Facilities are secured by the assets of the Company and its subsidiaries. As at December 31, 2021, $8.0 million (December 31, 2020: $11.0 million) was drawn on the Credit Facilities.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

10.	Long term debt (continued):

In conjunction with the extension of the Credit Facilities, Western and its lenders agreed to make the following adjustments to its financial covenants:

•	The Company obtained covenant relief for the third and fourth quarters of 2021 whereby:

o	the consolidated senior debt to consolidated EBITDA covenant was waived;

o	a minimum liquidity of $5.0 million was required;

o	a maximum consolidated debt to consolidated capitalization covenant was increased to 0.65x from 0.60x;

o	a maximum consolidated senior debt to consolidated capitalization ratio of 0.10 was added; and

•	Annual capital expenditures for 2021 could not exceed $10.0 million.

The Company’s Credit Facilities are subject to the following financial covenants at December 31, 2021:

As at December 31, 2021, the Company was in compliance with all covenants related to its Credit Facilities.

Subsequent to December 31, 2021, the Company amended its Credit Facilities, including the maturity date, the amount available under the Credit Facilities and certain financial covenants. Such amendments are described in Note 22.

Second Lien Facility:

At December 31, 2021, the Company had $211.3 million (December 31, 2020: $209.6 million) outstanding on the second lien secured term loan facility (the “Second Lien Facility”). Interest is payable semi-annually, at a rate of 7.25% per annum, on January 1 and July 1 each year or the next applicable business day. Amortization payments equal to 1% of the initial principal amount of $215.0 million are payable annually, in quarterly installments, with the balance due on January 31, 2023.

As previously announced on December 30, 2021, the Company deferred the interest payment on its Second Lien Facility originally due on January 2022 until February 28, 2022 which was further deferred to March 21, 2022. Subsequent to December 31, 2021, as described in Note 22, the Company entered into a debt restructuring agreement (the “Debt Restructuring Agreement”) which will convert $100.0 million of principal owing to common shares, in conjunction with a rights offering which will repay an additional $10.0 million of principal owing.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

10.	Long term debt (continued):

HSBC Facility:

At December 31, 2021, the Company had a $12.5 million (December 31, 2020: $12.5 million) committed term non-revolving facility (the “HSBC Facility”). The HSBC Facility bears interest at a floating rate. Principal amounts are payable monthly beginning January 2022, with the balance due upon maturity on December 31, 2026.

PPP Loan:

At December 31, 2021, the Company had US$1.8 million (December 31, 2020: US$1.8 million) outstanding related to a PPP loan. Interest and principal is payable over the term of the loan, at a rate of 1% per annum, with the balance due at maturity on July 23, 2025. For the year ended December 31, 2021, the Company recognized nil (December 31, 2020: US$0.3 million) related to PPP loan forgiveness, as a reduction of operating expenses.

11.	Share capital:

The Company is authorized to issue an unlimited number of common shares. The following table summarizes Western’s common shares:

There were no dividends declared during the years ended December 31, 2021 and 2020.

Subsequent to December 31, 2021, the Company announced that it entered into the Debt Restructuring Agreement, as described in Note 22. Under the Debt Restructuring Agreement the Company will convert $100.0 million of the principal amount outstanding under the Second Lien Facility into common shares. Additionally, as part of the Debt Restructuring Agreement, the Company will undertake a rights offering to its shareholders of $31.5 million.

12.	Stock based compensation:

Stock options:

The Company's stock option plan provides for stock options to be issued to directors, officers, employees and consultants of the Company so that they may participate in the growth and development of Western. Subject to the specific provisions of the stock option plan, eligibility, vesting period, terms of the options and the number of options granted are to be determined by the Board of Directors at the time of grant. The stock option plan allows the Board of Directors to issue up to 10% of the Company’s outstanding common shares as stock options, provided that, when combined, the maximum number of common shares reserved for issuance under all stock based compensation arrangements of the Company does not exceed 10% of the Company’s outstanding common shares.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

12.	Stock based compensation (continued):

The following table summarizes the movements in the Company’s outstanding stock options:

For the years ended December 31, 2021 and 2020, no stock options were cancelled. The average fair value of the stock options granted in 2021 was $0.18 per stock option (2020: $0.10 per stock option).

The following table summarizes the details of the Company’s outstanding stock options:

As at December 31, 2021, the Company had 3,950,800 (December 31, 2020: 3,302,108) exercisable stock options outstanding at a weighted average exercise price equal to $0.70 (December 31, 2020: $1.42) per stock option.

The accounting fair value of the Company’s stock options as at the date of grant is calculated in accordance with a Black Scholes option pricing model using the following average inputs:

Restricted share unit plan:

The Company’s restricted share unit (“RSU”) plan provides RSUs to be issued to directors, officers, employees and consultants of the Company so that they may participate in the growth and development of Western. Subject to the specific provisions of the RSU plan, eligibility, vesting period, terms of the RSUs and the number of RSUs granted are to be determined by the Board of Directors at the time of the grant. The RSU plan allows the Board of Directors to issue up to 5% of the Company’s outstanding common shares as equity settled RSUs, provided that, when combined, the maximum number of common shares reserved for issuance under all stock based compensation arrangements of the Company does not exceed 10% of the Company’s outstanding common shares.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

12.	Stock based compensation (continued):

The following table summarizes the movements in the Company’s outstanding RSUs:

The estimated fair value of the equity settled RSUs granted during the year ended December 31, 2021 was less than $0.1 million (December 31, 2020: $0.2 million) and will be recognized as an expense over the vesting period of the RSUs.

The accounting fair value of the Company’s equity settled RSUs as at the grant date is calculated in accordance with a Black Scholes option pricing model using the following average inputs:

Stock based compensation expense recognized in the consolidated statements of operations and comprehensive income (loss) is comprised of the following:

The outstanding liability related to cash settled RSUs at December 31, 2021 was less than $0.1 million (December 31, 2020: $0.1 million).

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

13.	Earnings per share:

The weighted average number of common shares is calculated as follows:

For the year ended December 31, 2021, 5,924,431 stock options (December 31, 2020: 7,464,687 stock options) and 608,534 equity settled RSUs (December 31, 2020: 1,244,159 equity settled RSUs) were excluded from the diluted weighted average number of common shares cancelations as their effect would have been anti-dilutive.

14.	Finance costs:

Finance costs recognized in the consolidated statements of operations and comprehensive income (loss) are comprised of the following:

The Company had an effective interest rate of 7.8% on its borrowings for the year ended December 31, 2021 (December 31, 2020: 7.7%).

15.	Other items:

Other items recognized in the consolidated statements of operations and comprehensive income (loss) are comprised of the following:

16.	Income taxes:

Income taxes recognized in the consolidated statements of operations and comprehensive income (loss) are comprised of the following:

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

16.	Income Taxes (continued):

The following provides a reconciliation of loss before income taxes to total income taxes recognized in the consolidated statements of operations and comprehensive income (loss):

The following table details the nature of the Company’s temporary differences:

Movements of the Company’s temporary differences for the year ended December 31, 2021 are as follows:

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

16.	Income Taxes (continued):

Movements of the Company’s temporary differences for the year ended December 31, 2020 are as follows:

During the year ended December 31, 2021, the Company did not recognize a deferred tax asset of $6.2 million (December 31, 2020: nil), related to unrecognized loss carry forwards. Loss carry forwards are only recognized as deferred tax assets when it is probable that taxable profits will be available against which the deductible balance can be utilized. As at December 31, 2021, the Company had loss carry forwards in Canada equal to approximately $269.1 million (December 31, 2020: $250.9 million), of which $25.6 million is unrecognized (December 31, 2020: nil), which will expire between 2035 and 2041. In the United States, the Company has approximately US$50.6 million loss carry forwards (December 31, 2020: US$48.7 million), some of which expire between 2028 and 2037, and others that have an indefinite expiry.

17.	Costs by nature:

The Company presents certain expenses in the consolidated statements of operations and comprehensive income (loss) by function. The following table presents significant expenses by nature:

18.	Financial risk management:

Interest rate risk:

The Company is exposed to interest rate risk on certain debt instruments, such as the Credit Facilities and the HSBC Facility, to the extent the prime interest rate changes and/or the Company’s interest rate margin changes. For the Credit Facilities, a one percent change in interest rates would have had a $0.2 million impact on interest expense for the year ended December 31, 2021 (December 31, 2020: $0.1 million). Other long term debt, such as the Second Lien Facility, PPP loan and the Company’s lease obligations, have fixed interest rates, however they are subject to interest rate fluctuations relating to refinancing.

Foreign exchange risk:

The Company is exposed to foreign currency fluctuations in relation to its US dollar capital expenditures and international operations. From time to time, the Company may use forward foreign currency contracts to hedge against these fluctuations. At December 31, 2021, portions of the Company’s cash balances, trade and other receivables, trade payables and other current liabilities were denominated in US dollars and subject to foreign exchange fluctuations which are recorded within net income (loss). In addition, Stoneham, Western’s US subsidiary, is subject to foreign currency translation adjustments upon consolidation, which is recorded separately within other comprehensive income (loss). For the year ended December 31, 2021, the increase or decrease in net income (loss) and other comprehensive income (loss) for each one percent change in foreign exchange rates between the Canada and US dollar is estimated to be $0.1 million and $0.3 million, respectively (December 31, 2020: $0.1 million and $0.3 million, respectively).

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

18.	Financial risk management (continued):

Credit risk:

Credit risk arises from cash and cash equivalents held with banks and financial institutions, as well as credit exposure to customers in the form of outstanding trade and other receivables. The maximum exposure to credit risk is equal to the carrying amount of the financial assets which reflects management’s assessment of the credit risk.

The Company’s trade receivables are with customers in the crude oil and natural gas industry and are subject to normal industry credit risk. For the year ended December 31, 2021, the ongoing COVID-19 pandemic, government restrictions, continuing of the COVID-19 vaccine rollout, and the related volatility in global demand for crude oil, have had an impact on commodity prices which have an effect on the Company’s customers. The Company’s practice is to manage credit risk by performing a thorough analysis of the credit worthiness of new customers before credit terms are offered.

Additionally, the Company continuously evaluates individual customer trade receivables for collectability, taking into consideration payment history and the aging of the trade receivables.

In accordance with IFRS 9, Financial Instruments, the Company evaluates the collectability of its trade and other receivables and its allowance for doubtful accounts at each reporting date. The Company records an allowance for doubtful accounts if an account is determined to be uncollectible. The allowance for doubtful accounts could materially change as a result of fluctuations in the financial position of the Company’s customers.

The Company reviews its historical credit losses as part of its impairment assessment. The Company has had low historical impairment losses on its trade and other receivables, due in part to its credit management processes. As such, the Company assesses impairment losses on an individual customer account basis, rather than recognizing an impairment loss on all outstanding trade and other receivables. Subsequent to December 31, 2021, the Company has collected 90% of its trade and other receivables that were outstanding at December 31, 2021.

At December 31, 2021, approximately 7% (1% net of allowance for doubtful accounts) of the Company’s trade receivables were more than 90 days old. The Company believes the unimpaired amounts greater than 90 days old are still collectible based on historic payment behavior and an analysis of the underlying customers’ ability to pay.

The table below provides an analysis of the Company’s trade and other receivables as at December 31, 2021 and 2020:

Impairment losses:

The allowance for doubtful accounts in respect of trade and other receivables is used to record impairment losses unless the Company is satisfied that no recovery of the amount owing is possible; at that point the amounts are considered uncollectible and are written off against the financial asset directly. For the year ended December 31, 2021, the Company impaired $0.4 million in trade receivables (December 31, 2020: $1.3 million).

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

18.	Financial risk management (continued):

Liquidity risk:

Liquidity risk is the exposure of the Company to the risk of not being able to meet its financial obligations as they become due. The Company manages liquidity risk through management of its capital structure, monitoring and reviewing actual and forecasted cash flows and the effect on bank covenants, and maintaining unused credit facilities where possible to ensure there are available cash resources to meet the Company’s liquidity needs. The Company’s cash and cash equivalents, cash flow from operating activities, existing Credit Facilities, the HSBC Facility, and the Second Lien Facility are expected to be greater than anticipated capital expenditures and the contractual maturities of the Company’s financial liabilities. This expectation could be adversely affected by a material negative change in the oilfield service industry, which in turn could lead to covenant breaches on the Company’s Credit Facilities, which if not amended or waived, could limit, in part, or in whole, the Company’s access to the Credit Facilities and the Second Lien Facility.

The table below provides an analysis of the expected maturities of the Company’s outstanding obligations at December 31, 2021:

As described in Note 22, subsequent to December 31, 2021, the Company entered into the Debt Restructuring Agreement which will impact the above maturities of the Company’s outstanding obligations.

Market risk:

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Company’s income or the value of its financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters while optimizing returns.

The Company may use derivatives and also incur financial liabilities in order to manage market risks. All such transactions are carried out within the guidelines set by the Board of Directors. The Company does not apply hedge accounting in order to manage volatility within the statements of operations and comprehensive income (loss).

Capital management:

The overall capitalization of the Company at December 31, 2021 and December 31, 2020 is as follows:

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

18.	Financial risk management (continued):

Management is focused on several objectives while managing the capital structure of the Company, specifically:

•	Safeguarding the entity’s ability to continue as a going concern, such that it continues to provide returns for shareholders and benefits for other stakeholders;

•	Ensuring that investor, creditor and market confidence are secured;

•	Maintaining balance sheet strength, ensuring the Company’s strategic objectives are met, while retaining an appropriate amount of leverage; and

•	Ensuring the Company has the financing capacity to continue to execute on opportunities to increase overall market share through strategic acquisitions or organic growth that add value for the Company’s shareholders.

The Company manages its capital structure based on current economic conditions, the risk characteristics of the underlying assets, and planned capital requirements within guidelines approved by its Board of Directors. Total capitalization is maintained or adjusted by drawing on existing debt facilities, issuing new debt or equity securities when opportunities are identified and through the disposition of underperforming assets to reduce debt when required.

As at December 31, 2021, the Company had $52.0 million in undrawn credit under its Credit Facilities and was in compliance with all debt covenants (see Note 10). Subsequent to December 31, 2021, the Company agreed to make amendments to its Credit Facilities as described in Note 22.

19.	Commitments:

As at December 31, 2021, the Company has commitments which require payments based on the maturity terms as follows:

Second Lien Facility and interest:

The Company pays interest on the Second Lien Facility semi-annually on January 1 and July 1. As previously announced on December 30, 2021, the Company has deferred its Second Lien Facility January 2022 interest payment until February 28, 2022. The Second Lien Facility is due January 31, 2023 and subsequent to December 31, 2021, the terms of the Second Lien Facility are to be amended as described in Note 22.

Trade payables and other current liabilities:

The Company has recorded trade payables for amounts due to third parties which are expected to be paid within one year.

HSBC Facility and interest:

The Company pays interest and principal on the HSBC Lien Facility monthly, with principal payments beginning January 2022. The HSBC Facility is due December 31, 2026.

Lease obligations:

The Company has lease obligations relating to leased vehicles and facility leases.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

20.	Commitments (continued):

Revolving and Operating Facilities (the “Credit Facilities”):

The Company’s Credit Facilities mature on July 1, 2022. The Company agreed to amend the Credit Facilities subsequent to December 31, 2021, as described previously.

Operating commitments:

The Company has agreements in place to purchase certain capital and other operational items with third parties, as well as short term leases with a term of less than one year, and operating expenses associated with long term leases.

PPP Loan:

The Company pays interest and principal on the PPP loan over the term of the loan. The PPP loan is due July 23, 2025.

Subsequent to December 31, 2021, as described previously and described in Note 22, the Company entered into a Debt Restructuring Agreement which pursuant to which the principal amount owing on the Second Lien Facility will be reduced upon completion of the Debt Restructuring Transaction and various terms of the Second Lien Facility will be amended, including the maturity date. Additionally, the maturity date of the Credit Facilities will be extended to three years following the closing date of the Debt Exchange.

20.	Key management personnel:

Key management personnel are comprised of the Company’s Board of Directors and Executive Management. The following table summarizes expenses related to key management personnel:

21.	Subsidiaries:

Details of the Company’s material wholly owned subsidiaries and partnerships at the end of the reporting periods are as follows:

22.	Subsequent events:

On March 22, 2022, Western announced it had entered into agreements to restructure a portion of its outstanding debt and raise new capital (the "Restructuring Transaction"). Pursuant to the Restructuring Transaction, Western entered into a Debt Restructuring Agreement with Alberta Investment Management Corporation ("AIMCo"), the lender under its Second Lien Facility. Under the Debt Restructuring Agreement, subject to the completion of the other components of the Restructuring Transaction and the satisfaction of certain other conditions, the Company will convert $100.0 million of the principal amount outstanding under the Second Lien Facility into common shares at a conversion price of $0.05 per share, subject to adjustment (the "Debt Exchange"). On completion of the Debt Exchange, the Second Lien Facility will be amended to, among other things, extend its maturity date from January 31, 2023 to the fourth anniversary of the closing date of the Debt Exchange.

Completion of the Debt Exchange is subject to a number of conditions, including the completion of the Rights Offering as described below, receipt of approval of the Debt Exchange and other components of the Restructuring Transaction by the TSX, there being no material adverse change to the Company, definitive amendments to the Second Lien Facility and Credit Facilities substantially on the terms specified in the Debt Restructuring Agreement and other customary closing conditions.

Western Energy Services Corp.

Notes to the consolidated financial statements

(tabular amounts are in thousands of Canadian dollars, except common share and per common share amounts)

22.	Subsequent events (continued):

In addition, as a condition to the completion of the Debt Exchange, the Company will conduct a rights offering of common shares to all of its shareholders to raise proceeds of $31.5 million (the "Rights Offering"). The subscription price for each right will be determined based on the market price of the common shares at the commencement of the Rights Offering and the Company's two largest shareholders have entered into a standby purchase agreement with the Company wherein they have agreed to subscribe for their basic subscription privilege in the Rights Offering and to acquire, directly or through an affiliate, any shares offered under the Rights Offering and not purchased by other shareholders.

Under the terms of the Debt Restructuring Agreement, the Company and AIMCo will enter into a registration rights agreement and an investor rights agreement, pursuant to which AIMCo will be provided distribution rights allowing AIMCo to sell its shares of Western in a public offering in the future, provided its shareholdings in the Company are 10% or greater and will be entitled to appoint two nominees for election as directors of the Company, provided its shareholdings in the Company are 30% or greater.

In connection with the Restructuring Transaction, Western and two of the lenders under its Credit Facilities agreed to make certain amendments to the Credit Facilities upon completion of the Restructuring Transaction, including extending the maturity to three years from closing, reducing the amount available under its Revolving Facility from $50.0 million to $35.0 million, with no changes to the $10.0 million Operating Facility, and amending its financial covenants. Revisions to certain financial covenants include:

(i)	a reduction of the debt to capitalization ratio from 0.6:1.0 or less to 0.5:1.0 or less;

(ii)	a new requirement for trailing twelve months EBITDA of $19.3 million in the first quarter of 2022 and $16.4 million in each of the second and third quarters of 2022 if the Credit Facilities are drawn above $25.0 million during such fiscal quarter or the net book value of property, plant and equipment drops below $250.0 million for the prior fiscal quarter;

(iii)	a new debt service coverage ratio of 1.1x in the fourth quarter of 2022 and 1.15x thereafter if the Credit Facilities are drawn above $25.0 million during such fiscal quarter or the net book value of property, plant and equipment drops below $250.0 million for the prior fiscal quarter;

(iv)	the removal of the current ratio, minimum liquidity requirement and senior debt to capitalization ratio; and

(v)	the payment of interest on the Second Lien Facility from the use of the proceeds of the Credit Facilities will be allowed.